Exhibit 99.1

Translate Bio Announces $47.5 Million Private Placement

LEXINGTON, Mass., May 1, 2019 — Translate Bio, Inc. (Nasdaq: TBIO), a clinical-stage messenger RNA (mRNA) therapeutics company developing a new class of potentially transformative medicines to treat diseases caused by protein or gene dysfunction, announced today that it has entered into a securities purchase agreement with several institutional accredited investors for the private placement of 5,582,940 shares of common stock at a purchase price of $8.50 per share, yielding expected gross proceeds of $47.5 million. The private placement is expected to close on or about May 3, 2019, subject to the satisfaction of customary closing conditions.

Jefferies and SVB Leerink acted as placement agents to the Company in connection with the private placement.

Net proceeds from this private placement are expected to be used to fund the development of MRT5005 for the treatment of patients with cystic fibrosis, to fund the development of MRT5201 for the treatment of patients with ornithine transcarbamylase deficiency, to fund discovery and additional preclinical research and development of additional product candidates and platform enhancement, and for working capital and other general corporate purposes.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or the Securities Act, or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. The Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission registering the resale of the shares of common stock to be issued and sold in the private placement no later than the 30th day after the closing of the private placement. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Translate Bio

Translate Bio is a clinical-stage mRNA therapeutics company developing a new class of potentially transformative medicines to treat diseases caused by protein or gene dysfunction. The Company’s MRT platform is designed to develop product candidates that deliver mRNA carrying instructions to produce intracellular, transmembrane and secreted proteins for therapeutic benefit. Translate Bio believes that its MRT platform is applicable to a broad range of diseases caused by insufficient protein production or where production of proteins can modify disease, including diseases that affect the lung, liver, eye and the central nervous system. The Company also believes its MRT platform may be applied to various classes of treatments, such as therapeutic antibodies or vaccines in areas such as infectious disease and oncology. Translate Bio’s two lead programs are being developed as treatments for cystic fibrosis (CF) and ornithine transcarbamylase (OTC) deficiency.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, those regarding: the anticipated closing of the private placement; the use of proceeds from the private placement; the filing of a registration statement to register the resale of the shares to be issued and sold in the private placement; Translate Bio’s beliefs regarding the broad applicability of its MRT platform; and Translate Bio’s plans, strategies and prospects for its business, including its lead development programs. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: whether the conditions for the closing of the private placement will be satisfied; Translate Bio’s ability to advance the development of its platform and programs under the timelines it projects; demonstrate the requisite safety and efficacy of its product candidates and replicate in clinical trials any positive findings from preclinical studies; the content and timing of decisions made by the U.S. Food and Drug Administration, other regulatory authorities and investigational review boards at clinical trial sites, including as it relates to ongoing and planned clinical trials; Translate Bio’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection (for example, two of our patents issued in Europe are under opposition); the availability of significant cash required to fund operations; competitive factors; general economic and market conditions and other important risk factors set forth under the caption “Risk Factors” in Translate Bio’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on March 21, 2019 and in any other subsequent filings made by Translate Bio. Any forward-looking statements contained in this press release speak only as of the date hereof, and Translate Bio specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contacts for Translate Bio

Investors	Media
Teri Dahlman	Maura Gavaghan
tdahlman@translate.bio	mgavaghan@translate.bio
857-242-7792	857-242-7789